Exhibit 99.1

NEWS RELEASE

Astronics Corporation•130 Commerce Way•East Aurora, NY•14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports 13.6% Increase in First Quarter 2013 Sales

•	Achieves record quarter in sales, bookings, backlog, gross profit, operating profit and net income

•	Record quarterly sales of $74 million, up 13.6% from 2012 first quarter

•	Record quarterly diluted earnings per share of $0.56, up from $0.40 from 2012 first quarter; including $0.07 per share related to 2012 R&D tax credits

•	2013 revenue expectation narrowed to a range of $280 million to $310 million

EAST AURORA, NY May 6, 2013 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace and defense industries, today reported financial results for the three months ended March 30, 2013.

	Three Months Ended
	March 30, 2013	March 31, 2012	% Change
Sales	$73,967	$65,138	13.6%
Gross profit	$20,219	$18,120	11.6%
Gross profit percentage	27.3%	27.8%
SG&A	$9,157	$8,855	3.4%
SG&A percent to sales	12.4%	13.6%
Income from Operations	$11,062	$9,265	19.4%
Operating margin %	15.0%	14.2%
Net Income	$8,564	$6,095	40.5%
Net Income %	11.6%	9.4%

Peter J. Gundermann, President and Chief Executive Officer, commented, “We started 2013 strong while setting many new records. Sales were strong across the majority of our markets and product lines. We believe our results demonstrate the value our customers place on our innovation and responsiveness and the growing opportunities for our products.”

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Astronics Corporation Reports 13.6% Increase in First Quarter 2013 Sales

May 6, 2013

Consolidated First Quarter Review

Consolidated sales for the first quarter of 2013 increased by $8.9 million, or 13.6%, to $74.0 million compared with $65.1 million for the same period last year. Aerospace segment sales increased by $9.7 million, while Test Systems segment sales decreased by $0.8 million.

Consolidated gross margin decreased to 27.3% in the first quarter of 2013 compared with 27.8% in the first quarter of 2012. The lower gross margin was a result of increased engineering and development (“E&D”) costs offset by the leverage achieved from higher sales and lower inventory reserve and warranty expense when compared with the 2012 first quarter. E&D costs were $12.8 million in the first quarter of 2013 compared with $10.0 million in the same period of 2012, an increase of $2.8 million. Astronics expects full year consolidated E&D expenses for 2013 to be in the range of $48 million to $53 million, up from previous expectations of $42 million to $46 million as additional project opportunities have developed. Warranty expense and inventory reserves were down $0.9 million compared with the 2012 first quarter.

Selling, general and administrative (“SG&A”) expenses were approximately $9.2 million, or 12.4% of sales, in the first quarter of 2013 compared with $8.9 million, or 13.6% of sales, in the same period last year. Increased SG&A from Max-Viz, acquired in July of 2012, which added $0.6 million to SG&A compared with last year, was partially offset by lower legal costs in the quarter.

The effective tax rate for the three-month period ended March 30, 2013 was 21.0%, lower than the U.S. federal statutory tax rate due primarily to the domestic production activity deduction as well as the recognition in the quarter of approximately $1.1 million of 2012 R&D tax credits and 2013 first quarter R&D tax credits of $0.2 million.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

In the 2013 first quarter, sales to the Commercial Transport market increased primarily on higher demand for cabin electronics products reflecting continued strong global demand for passenger power systems. Increased sales of aircraft lighting and avionics products also contributed to the increase in sales to this market. Military sales were down slightly when compared with the prior year’s first quarter as increases in avionics sales were more than offset by lower airframe power sales to this market. Sales to the Business Jet market were up when compared with last year’s first quarter as avionics sales and airframe power sales both increased. The increase in first quarter FAA/Airport sales was due to higher demand from the FAA during the quarter.

Aerospace operating profit for the first quarter of 2013 was $14.3 million, or 19.9% of sales, compared with $11.9 million, or 19.2% of sales, in the same period last year. The increase in the operating profit was due to leverage from higher sales, lower inventory reserve and warranty expenses and legal costs, partially offset by increased E&D costs.

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Test Systems sales to the military in the 2013 first quarter decreased slightly by $0.8 million to $2.3 million when compared with sales of $3.1 million for the same period in 2012.

Test Systems operating loss was $1.5 million for the first quarter compared with a loss of $1.1 million for the first quarter of 2012.

During the quarter, the Company took actions in its Test business that are expected to reduce operating costs by approximately $1.5 million over the remainder of 2013 and approximately $2.0 million in 2014.

Balance Sheet

Cash at the end of the first quarter of 2013 was $17.8 million compared with $7.4 million at December 31, 2012. Cash provided by operating activities in the first quarter of 2013 was approximately $14.3 million. Capital expenditures were $1.8 million in the first quarter of 2013. The Company also paid down $2.0 million of long-term debt during the quarter.

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Astronics Corporation Reports 13.6% Increase in First Quarter 2013 Sales

May 6, 2013

The Company expects capital spending in 2013 to be approximately $5 million to $10 million.

Outlook

On March 31, 2013, backlog was a record $119.0 million, improved from $114.5 million at the end of the trailing fourth quarter of 2012 and $102.0 million at the end of the first quarter of 2012. Approximately $99.4 million of this backlog is expected to ship in 2013.

Mr. Gundermann concluded, “Our strong results in the first quarter give us a great start to the year. We are optimistic that we can achieve the high end of our forecasted revenue range and expect to update our expectations at the end of the second quarter once we have greater visibility into the remainder of the year.”

The Company expects 2013 revenue to be in the range of $280 million to $310 million. Astronics anticipates that approximately $270 million to $300 million of forecasted 2013 revenue will be from its Aerospace segment, while approximately $10 million of the forecasted revenue will be from its Test Systems segment.

First Quarter 2013 Webcast and Conference Call

The Company will host a teleconference today at 11:00 AM ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 412395. The telephonic replay will be available from 2:00 p.m. on the day of the call through Monday, May 13, 2013. A transcript will also be posted to the Company’s Web site, once available.

About Astronics Corporation

Astronics Corporation is a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., Ballard Technology, Inc., DME Corporation, Luminescent Systems Inc. and Max-Viz, Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its Web site at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports 13.6% Increase in First Quarter 2013 Sales

May 6, 2013

ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended
	3/30/2013	3/31/2012
Sales	$73,967	$65,138
Cost of products sold	53,748	47,018

Gross profit	20,219	18,120
Gross margin	27.3%	27.8%
Selling, general and administrative	9,157	8,855
SG&A % of Sales	12.4%	13.6%

Income from operations	11,062	9,265
Operating margin	15.0%	14.2%
Interest expense, net	218	263

Income before tax	10,844	9,002
Income tax expense	2,280	2,907

Net Income	$8,564	$6,095

Net income % of Sales	11.6%	9.4%
*Basic earnings per share	$0.59	$0.43
*Diluted earnings per share	$0.56	$0.40
*Weighted average diluted shares outstanding (in thousands)	15,176	15,081
Capital Expenditures	$1,828	$1,665
Depreciation and Amortization	$1,749	$1,447

*	All share quantities and per share data reported has been restated to reflect the impact of the three-for-twenty Class B stock distribution to shareholders of record on October 29, 2012.

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Astronics Corporation Reports 13.6% Increase in First Quarter 2013 Sales

May 6, 2013

ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

( in thousands)

	3/30/2013	12/31/2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$17,798	$7,380
Accounts receivable	39,421	45,473
Inventories	49,649	48,624
Other current assets	5,614	6,533
Property, plant and equipment, net	54,125	53,537
Deferred taxes long-term	8,929	9,019
Other long-term assets	3,396	2,977
Intangible assets, net	16,056	16,523
Goodwill	21,850	21,923

Total Assets	$216,838	$211,989

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long term debt	$12,260	$9,268
Accounts payable and accrued expenses	36,775	38,700
Long-term debt	15,672	20,715
Other liabilities	17,989	18,172
Shareholders’ equity	134,142	125,134

Total Liabilities and Shareholders’ Equity	$216,838	$211,989

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended
	03/30/2013	03/31/2012
Sales
Aerospace	$71,669	$62,001

Test Systems	2,390	3,137
Less Intersegment Sales	(92)	—

Test Systems Sales—Net	2,298	3,137

Total Consolidated Sales	$73,967	$65,138

Operating Profit and Margins
Aerospace	$14,288	$11,878
	19.9%	19.2%
Test Systems	(1,525)	(1,075)
	(66.4)%	(34.3)%

Total Operating Profit	12,763	10,803
	17.3%	16.6%
Interest Expense	218	263
Corporate Expenses and Other	1,701	1,538

Income Before Taxes	$10,844	$9,002

Income Before Taxes % of Sales	14.7%	13.8%

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Astronics Corporation Reports 13.6% Increase in First Quarter 2013 Sales

May 6, 2013

ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended
	3/30/2013	3/31/2012	$ change	% change	2013 YTD %
Aerospace Segment
Commercial Transport	$50,963	$44,108	$6,855	15.5%	68.9%
Military	8,615	8,918	(303)	(3.4)%	11.7%
Business Jet	8,665	6,654	2,011	30.2%	11.7%
FAA/Airport	3,426	2,321	1,105	47.6%	4.6%

Aerospace Total	71,669	62,001	9,668	15.6%	96.9%
Test Systems Segment
Military	2,298	3,137	(839)	(26.7)%	3.1%

Total	$73,967	$65,138	$8,829	13.6%	100%

ASTRONICS CORPORATION

SALES BY PRODUCT

(Unaudited, $ in thousands)

	Three Months Ended
	3/30/2013	3/31/2012	$ change	% change	2013 YTD %
Aerospace Segment
Cabin Electronics	$40,428	$35,039	$5,389	15.4%	54.7%
Aircraft Lighting	18,117	16,987	1,130	6.7%	24.5%
Avionics	5,330	3,125	2,205	70.6%	7.2%
Airframe Power	4,368	4,529	(161)	(3.6)%	5.9%
Airfield Lighting	3,426	2,321	1,105	47.5%	4.6%

Aerospace Total	71,669	62,001	9,668	15.6%	96.9%
Test Systems Segment	2,298	3,137	(839)	(26.7)%	3.1%

Total	$73,967	$65,138	$8,829	13.6%	100%

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Astronics Corporation Reports 13.6% Increase in First Quarter 2013 Sales

May 6, 2013

ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q2 2012 6/30/2012	Q3 2012 9/29/2012	Q4 2012 12/31/2012	Q1 2013 3/30/2013	Trailing Twelve Months 3/30/2013
Sales
Aerospace	$62,423	$65,788	$64,743	$71,669	$264,623
Test Systems	2,566	3,111	2,677	2,298	10,652

Total Sales	$64,989	$68,899	$67,420	$73,967	$275,275

Bookings
Aerospace	$75,654	$64,674	$65,611	$75,390	$281,329
Test Systems	1,526	2,144	705	3,092	7,467

Total Bookings	$77,180	$66,818	$66,316	$78,482	$288,796

Backlog*
Aerospace	$107,699	$110,045	$110,915	$114,636	N/A
Test Systems	6,504	5,537	3,565	4,359	N/A

Total Backlog	$114,203	$115,582	$114,480	$118,995	N/A

Book:Bill Ratio
Aerospace	1.21	0.98	1.01	1.05	1.06
Test Systems	0.59	0.69	0.26	1.35	0.70

Total Book:Bill	1.19	0.97	0.98	1.06	1.05

*	On July 30, 2012, Astronics Corporation acquired Max-Viz, Inc. which included a backlog of approximately $3.5 million for the Aerospace segment.

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